Astoria Financial Corporation Reports 17% Increase In Third Quarter Earnings Per Share To $0.14

Quarterly Cash Dividend of $0.04 Per Share Declared

LAKE SUCCESS, N.Y., Oct. 17, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria," the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $13.4 million, or $0.14 diluted earnings per share ("diluted EPS"), for the quarter ended September 30, 2012, increases of 20% and 17%, respectively, compared to net income of $11.2 million, or $0.12 diluted EPS, for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, net income totaled $36.2 million, or $0.38 diluted EPS, compared to net income of $55.4 million, or $0.58 diluted EPS, for the comparable 2011 period.

Third Quarter Highlights

  Net income and diluted EPS up from both prior quarter and same period one year earlier
  Cost control initiatives continue to benefit operating efficiency
  Higher-yielding multi-family/commercial real estate loans continue to become a larger percentage of the loan portfolio
  Core deposits continue to become a larger percentage of deposit liabilities
  Non-performing assets continue to improve
  $250 million aggregate principal amount of 5.75% senior notes redeemed on September 13, 2012

Commenting on the 2012 third quarter results, Monte N. Redman, President and Chief Executive Officer of Astoria, stated,"I am pleased to report improvement in quarterly earnings, both on a linked quarter basis and as compared to the prior year. Our focus on controlling operating expenses has resulted in a positive contribution to earnings, while efforts to reposition both the asset and liability sides of our balance sheet continue to progress, and asset quality continues to improve. It is important to note that the improvement in earnings was achieved even though we carried an additional $250 million of senior notes for much of the quarter. This additional carry reflected the timing gap between completion of our 5% senior note issuance in June and repayment of our previously outstanding senior notes in September. The additional carry had a negative impact on the 2012 third quarter net interest margin of approximately nine basis points. In addition, our operating expense level for the 2012 third quarter included $1.2 million in early extinguishment charges associated with the repayment of the 5.75% senior notes."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its October 17, 2012 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on December 1, 2012 to shareholders of record as of November 15, 2012. This is the seventieth consecutive quarterly cash dividend declared by the Company.

Third Quarter and Nine Months Earnings Summary
Net interest income for the quarter ended September 30, 2012 totaled $86.0 million compared to $86.7 million for the previous quarter and $90.6 million for the 2011 third quarter. For the nine months ended September 30, 2012, net interest income totaled $260.9 million compared to $287.9 million for the comparable 2011 period. The net interest margin for the quarter ended September 30, 2012 was 2.09% compared to 2.14% for the previous quarter and 2.27% for the 2011 third quarter. The short-term interest carry associated with the $250 million aggregate principal amount of 5.00% Senior Notes due 2017 ("5% Senior Notes") issued in June 2012 for purposes of repaying the Company's previously outstanding $250 million aggregate principal amount of 5.75% Senior Notes due October 2012 ("5.75% Senior Notes") had the effect of reducing the 2012 third quarter net interest income by approximately $2.5 million, and had a negative impact on the net interest margin for the 2012 third quarter of approximately nine basis points. The 5.75% Senior Notes were repaid on September 13, 2012. For the nine months ended September 30, 2012, the net interest margin was 2.15% compared to 2.34% for the comparable 2011 period.

For the quarter ended September 30, 2012, a $9.5 million provision for loan losses was recorded, which compares to $10.0 million for both the previous quarter and the 2011 third quarter. For the nine months ended September 30, 2012, the provision for loan losses totaled $29.5 million compared to $27.0 million for the comparable 2011 period.

Non-interest income totaled $16.6 million for the quarter ended September 30, 2012, up $1.1 million from the previous quarter and essentially unchanged from the 2011 third quarter. For the nine months ended September 30, 2012, non-interest income totaled $51.6 million, essentially unchanged from the comparable 2011 period.

General and administrative ("G&A") expense for the quarter ended September 30, 2012 totaled $72.6 million compared to $72.1 million for the previous quarter and $78.6 million for the 2011 third quarter. Included in the 2012 third quarter is a $1.2 million expense related to the early extinguishment of debt. The year over year quarter decline is due primarily to reduced compensation and benefits expense as a result of the cost control initiatives implemented in the 2012 first quarter.

For the nine months ended September 30, 2012, G&A expense totaled $226.9 million compared to $224.2 million for the nine months ended September 30, 2011. The 2012 nine month period includes, in addition to the expense related to the early extinguishment of debt, net charges totaling $3.4 million representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter. As a part of those cost control initiatives, a non-recurring expense of approximately $2.0 million, related to the settlement of employment agreements associated with previously announced executive retirements, will be incurred in the 2012 fourth quarter.

Balance Sheet Summary
Total assets decreased $535.3 million from June 30, 2012 and increased $16.1 million from December 31, 2011 and totaled $17.0 billion at September 30, 2012. The linked quarter decline is due to the redemption of the Company's 5.75% Senior Notes in September 2012 and a decrease in both the loan and securities portfolios.

The residential (one-to-four family) loan portfolio decreased $292.7 million from June 30, 2012 to $10.2 billion at September 30, 2012. The decline was due to the pace of residential mortgage loan prepayments exceeding the pace of residential loan origination volume resulting from a further decline in the interest rate for 30-year fixed rate conforming loans during the quarter, thereby making the hybrid ARM product less attractive to borrowers. For the quarter and nine months ended September 30, 2012, residential loan originations for portfolio totaled $513.3 million and $2.3 billion, respectively, compared to $1.0 billion and $2.4 billion, respectively, for the comparable 2011 periods. The third quarter decline in residential loan originations reflects reduced demand for jumbo hybrid ARM loans. The loan-to-value ratio of the residential loan production for portfolio for the 2012 third quarter and nine months averaged approximately 61% and 60%, respectively, at origination and the loan amount averaged approximately $715,000 and $734,000, respectively. Residential loan prepayments for the quarter and nine months ended September 30, 2012 totaled $692.2 million and $2.3 billion, respectively, compared to $892.9 million and $2.3 billion, respectively, for the comparable 2011 periods. "We expect the level of residential loan prepayments to continue to remain elevated and residential ARM production to remain tepid as 30-year fixed rate mortgage interest rates are expected to remain at historic lows for some time," Mr. Redman noted.

The combined multi-family and commercial real estate ("MF/CRE") portfolios increased $132.9 million, or 5%, from June 30, 2012 and $623.6 million, or 26%, from December 31, 2011 to $3.0 billion at September 30, 2012, and represents 22% of the total loan portfolio. For the quarter and nine months ended September 30, 2012, MF/CRE loan originations totaled $333.9 million and $1.2 billion, respectively, compared to just $1.1 million for each of the comparable 2011 periods, reflecting the resumption of such lending in the 2011 third quarter. The $1.2 billion of MF/CRE loans originated during the first nine months of 2012 have loan to value ratios averaging 53% at origination and balances averaging $3.2 million with a weighted average coupon of 3.67%. Commenting on the loan volume, Mr. Redman noted, "As anticipated, MF/CRE loan origination volume was lower on a linked quarter basis due primarily to seasonality, as the second and fourth quarters traditionally reflect stronger MF/CRE loan origination volume. With a loan pipeline of approximately $500 million at September 30, 2012, we are well poised to exceed our goal of originating in excess of $1.5 billion of MF/CRE loans this year." MF/CRE loan prepayments for the quarter and nine months ended September 30, 2012 totaled $177.8 million and $544.2 million, respectively, compared to $176.1 million and $502.5 million for the comparable 2011 periods.

The securities portfolio declined $92.9 million, or 4%, from June 30, 2012 and $196.2 million, or 8% from December 31, 2011 and totaled $2.3 billion at September 30, 2012.

Deposits decreased $175.3 million from June 30, 2012 and $706.7 million from December 31, 2011, due to decreases of $224.5 million and $1.2 billion, respectively, in high cost CDs, offset by an increase of $49.2 million and $488.0 million, respectively, in low cost core deposits, to $10.5 billion at September 30, 2012. Core deposits totaled $6.2 billion, or 59% of total deposits, at September 30, 2012. The growth in core deposits is a result of our efforts to reposition the mix of both assets and liabilities. Business deposits for the first nine months of 2012 increased 13% and totaled $497.2 million at September 30, 2012. Mr. Redman, commenting on the growth in business banking, stated, "Our business banking expansion initiatives are generating new core relationships within the community and deepening our existing relationships while helping to facilitate the growth in low cost core deposits."

Borrowings decreased $363.9 million from June 30, 2012 and increased $687.8 million from December 31, 2011 to $4.8 billion at September 30, 2012. Excluding the newly-issued 5.00% Senior Notes, during the first nine months of 2012, we extended $700.0 million of borrowings with a weighted average rate of 1.05% and a weighted average term of 46 months. In addition, notwithstanding the decline in CDs, during the first nine months of 2012, we extended $581.6 million of CDs for terms of two years or more. These transactions were initiated in an effort to help limit our exposure to future increases in interest rates.

Stockholders' equity totaled $1.3 billion, or 7.60% of total assets, at September 30, 2012. Astoria Federal continues to be designated as well-capitalized with leverage, tangible, risk-based and Tier 1 risk-based capital ratios of 8.86%, 8.86%, 15.90% and 14.64%, respectively, at September 30, 2012.

Asset Quality
Non-performing loans ("NPLs"), including troubled debt restructurings of $28.6 million, totaled $322.2 million, or 1.89% of total assets, at September 30, 2012, a decrease of $21.1 million from the previous quarter. Residential NPLs totaled $294.7 million, multi-family/CRE/construction NPLs totaled $21.4 million and consumer and other NPLs totaled $6.1 million, compared to $294.8 million, $41.7 million and $6.9 million, respectively, at June 30, 2012. Of the $294.7 million of residential NPLs, $244.5 million, or 83%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates a two-year migration trend for loan delinquencies:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At Sept. 30, 2010	$181.6	$ 70.4	$252.0	$399.6	$651.6
At Sept. 30, 2011	$143.8	$ 44.7	$188.5	$380.0	$568.5
At Sept. 30, 2012	$149.1	$ 37.2	$186.3	$322.2	$508.5

The table below details, as of September 30, 2012, the ten largest concentrations by state of residential loans and the respective non-performing loan totals in those states.

($ in millions) State	Residential Loans	% of Total Residential Loan Portfolio	Total Residential NPLs	NPLs as % of State Total
New York	$2,932.7	28.6%	$42.4	1.45%
Illinois	$1,134.5	11.1%	$43.4	3.83%
Connecticut	$1,089.4	10.6%	$30.6	2.81%
Massachusetts	$ 832.4	8.1%	$ 8.2	0.99%
New Jersey	$ 742.1	7.3%	$58.1	7.83%
Virginia	$ 609.4	6.0%	$11.1	1.82%
California	$ 608.7	6.0%	$29.1	4.78%
Maryland	$ 593.8	5.8%	$34.0	5.73%
Washington	$ 288.0	2.8%	$ 3.0	1.04%
Texas	$ 269.1	2.6%	$ 0.0	0.0%
Top 10 States	$ 9,100.1	88.9%	$259.9	2.86%
All other states (1,2)	$ 1,139.3	11.1%	$ 34.8	3.05%
Total Portfolio	$10,239.4	100%	$294.7	2.88%

(1) Includes 25 states and Washington, D.C.
(2) Includes Florida with $180.2 million total loans, of which $19.9 million are non-performing loans.

Selected Asset Quality Metrics
(at or for the three months ended September 30, 2012, except as noted)

($ in millions)	Residential	Multi- family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 10,239.4	$ 2,262.3	$ 714.9	$ 269.8(1)	$13,559.1 (2)
Non-performing loans	$ 294.7 (3)	$ 16.2(4)	$ 5.2 (5)	$ 6.1	$ 322.2
NPLs/total loans	2.17%	0.12%	0.04%	0.05%	2.38%
Net charge-offs 3Q12	$ 5.8	$ 1.1	$ 1.4	$ 0.8	$ 9.1
Net charge-offs YTD	$ 31.6	$ 2.9	$ 1.7	$ 1.9	$ 38.2 (6)

(1) Includes home equity loans of $237.8 million
(2) Includes $72.7 million of net unamortized premiums and deferred loan costs
(3) Includes $244.5 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter
(4) Includes TDRs of $9.4 million
(5) Includes TDRs of $1.9 million
(6) Does not foot due to rounding

Included in the 2012 third quarter residential net loan charge-offs are $4.9 million of charge-offs on $27.5 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2012 third quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "While the trend of lower NPLs is continuing, we expect NPL levels will remain somewhat elevated for some time, especially in those states requiring judicial foreclosure. It is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 83% of the residential NPLs to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook
Commenting on the outlook for the fourth quarter and 2013, Mr. Redman stated, "With the yield curve flattening further due to the Federal Reserve's extension of "Operation Twist" and the outlook for rates to remain at historic lows for the next several years, we continue to face headwinds. This notwithstanding, we are confident that our strong multi-family loan origination platform coupled with our focus on repositioning our assets and liabilities, from lower yielding residential loans to higher yielding MF/CRE loans and from higher cost CDs to lower cost core deposits, will benefit the net interest margin and enhance future earnings. MF/CRE loans now represent 22% of the overall loan portfolio, up from 18% at year-end 2011 and core deposits now represent 59% of total deposits, up from 51% at year-end 2011."

Earnings Conference Call October 18, 2012 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, October 18, 2012 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on October 18, 2012 from 1:00 p.m. (ET) through Saturday, October 27, 2012 at 11:59 p.m.(ET). The replay number is (877) 660-6853, ID# 400756. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $17.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.5 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures may adversely affect our business; transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve Board, or the FRB; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	September 30,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$113,573	$132,704
Securities available-for-sale	325,858	344,187
Securities held-to-maturity
(fair value of $1,982,663 and $2,176,925, respectively)	1,952,938	2,130,804
Federal Home Loan Bank of New York stock, at cost	181,832	131,667
Loans held-for-sale, net	20,877	32,394
Loans receivable:
Mortgage loans, net	13,288,256	12,990,600
Consumer and other loans, net	270,831	284,004
	13,559,087	13,274,604
Allowance for loan losses	(148,472)	(157,185)
Total loans receivable, net	13,410,615	13,117,419
Mortgage servicing rights, net	7,147	8,136
Accrued interest receivable	46,348	46,528
Premises and equipment, net	116,877	119,946
Goodwill	185,151	185,151
Bank owned life insurance	415,789	409,637
Real estate owned, net	30,825	48,059
Other assets	230,276	315,423

TOTAL ASSETS	$17,038,106	$17,022,055

LIABILITIES
Deposits	$10,538,882	$11,245,614
Reverse repurchase agreements	1,300,000	1,700,000
Federal Home Loan Bank of New York advances	3,133,000	2,043,000
Other borrowings, net	376,366	378,573
Mortgage escrow funds	132,077	110,841
Accrued expenses and other liabilities	262,707	292,829

TOTAL LIABILITIES	15,743,032	15,770,857

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 98,417,939 and 98,537,715 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	883,354	875,395
Retained earnings	1,877,998	1,861,592
Treasury stock (68,076,949 and 67,957,173 shares, at cost, respectively)	(1,406,784)	(1,404,311)
Accumulated other comprehensive loss	(56,415)	(75,661)
Unallocated common stock held by ESOP
(1,295,073 and 2,042,367 shares, respectively)	(4,744)	(7,482)

TOTAL STOCKHOLDERS' EQUITY	1,295,074	1,251,198

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,038,106	$17,022,055

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Residential mortgage loans	$91,490	$105,769	$286,236	$332,314
Multi-family and commercial real estate mortgage loans	38,127	39,338	111,088	124,915
Consumer and other loans	2,309	2,461	6,944	7,477
Mortgage-backed and other securities	14,453	19,670	49,445	63,432
Repurchase agreements and interest-earning cash accounts	182	54	282	221
Federal Home Loan Bank of New York stock	1,773	1,432	4,928	5,386
Total interest income	148,334	168,724	458,923	533,745
Interest expense:
Deposits	22,119	33,486	78,479	106,156
Borrowings	40,217	44,594	119,581	139,694
Total interest expense	62,336	78,080	198,060	245,850

Net interest income	85,998	90,644	260,863	287,895
Provision for loan losses	9,500	10,000	29,500	27,000
Net interest income after provision for loan losses	76,498	80,644	231,363	260,895
Non-interest income:
Customer service fees	10,487	11,867	30,480	35,696
Other loan fees	545	637	1,937	2,374
Gain on sales of securities	-	-	2,477	-
Mortgage banking income, net	2,015	40	5,147	2,843
Income from bank owned life insurance	2,446	2,738	7,073	7,602
Other	1,081	1,260	4,478	3,110
Total non-interest income	16,574	16,542	51,592	51,625
Non-interest expense:
General and administrative:
Compensation and benefits	30,758	39,496	105,060	113,197
Occupancy, equipment and systems	16,758	16,178	49,992	48,667
Federal deposit insurance premiums	12,533	10,837	35,600	27,529
Advertising	1,811	2,623	5,624	6,356
Other	10,783	9,462	30,667	28,420
Total non-interest expense	72,643	78,596	226,943	224,169

Income before income tax expense	20,429	18,590	56,012	88,351
Income tax expense	7,074	7,374	19,837	32,906

Net income	$13,355	$11,216	$36,175	$55,445

Basic earnings per common share	$0.14	$0.12	$0.38	$0.58

Diluted earnings per common share	$0.14	$0.12	$0.38	$0.58

Basic weighted average common shares	95,555,816	93,338,310	95,303,453	93,009,518
Diluted weighted average common and common equivalent shares	95,555,816	93,338,310	95,303,453	93,009,518

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$10,495,563	$91,490	3.49%	$10,604,853	$105,769	3.99%
Multi-family and commercial real estate	2,908,993	38,127	5.24	2,515,957	39,338	6.25
Consumer and other loans (1)	271,309	2,309	3.40	293,238	2,461	3.36
Total loans	13,675,865	131,926	3.86	13,414,048	147,568	4.40
Mortgage-backed and other securities (2)	2,290,702	14,453	2.52	2,344,816	19,670	3.36
Repurchase agreements and
interest-earning cash accounts	277,319	182	0.26	115,228	54	0.19
Federal Home Loan Bank stock	181,792	1,773	3.90	128,664	1,432	4.45
Total interest-earning assets	16,425,678	148,334	3.61	16,002,756	168,724	4.22
Goodwill	185,151			185,151
Other non-interest-earning assets	806,010			925,222
Total assets	$17,416,839			$17,113,129

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,843,856	710	0.10	$2,799,738	2,316	0.33
Money market	1,406,949	2,234	0.64	646,966	1,491	0.92
NOW and demand deposit	1,943,448	228	0.05	1,804,760	301	0.07
Total savings, money market and
NOW and demand deposit	6,194,253	3,172	0.20	5,251,464	4,108	0.31
Certificates of deposit	4,428,338	18,947	1.71	5,951,875	29,378	1.97
Total deposits	10,622,591	22,119	0.83	11,203,339	33,486	1.20
Borrowings	5,090,960	40,217	3.16	4,210,625	44,594	4.24
Total interest-bearing liabilities	15,713,551	62,336	1.59	15,413,964	78,080	2.03
Non-interest-bearing liabilities	413,756			421,604
Total liabilities	16,127,307			15,835,568
Stockholders' equity	1,289,532			1,277,561
Total liabilities and stockholders' equity	$17,416,839			$17,113,129

Net interest income/
net interest rate spread (3)		$85,998	2.02%		$90,644	2.19%
Net interest-earning assets/
net interest margin (4)	$712,127		2.09%	$588,792		2.27%
Ratio of interest-earning assets to
interest-bearing liabilities	1.05x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$10,589,227	$286,236	3.60%	$10,701,179	$332,314	4.14%
Multi-family and commercial real estate	2,631,859	111,088	5.63	2,694,186	124,915	6.18
Consumer and other loans (1)	275,854	6,944	3.36	300,502	7,477	3.32
Total loans	13,496,940	404,268	3.99	13,695,867	464,706	4.52
Mortgage-backed and other securities (2)	2,381,407	49,445	2.77	2,441,661	63,432	3.46
Repurchase agreements and
interest-earning cash accounts	160,272	282	0.23	153,312	221	0.19
Federal Home Loan Bank stock	159,774	4,928	4.11	134,549	5,386	5.34
Total interest-earning assets	16,198,393	458,923	3.78	16,425,389	533,745	4.33
Goodwill	185,151			185,151
Other non-interest-earning assets	843,811			908,537
Total assets	$17,227,355			$17,519,077

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,825,012	4,084	0.19	$2,770,622	7,812	0.38
Money market	1,259,063	6,242	0.66	476,046	2,370	0.66
NOW and demand deposit	1,907,300	814	0.06	1,787,848	872	0.07
Total savings, money market and
NOW and demand deposit	5,991,375	11,140	0.25	5,034,516	11,054	0.29
Certificates of deposit	4,896,215	67,339	1.83	6,318,082	95,102	2.01
Total deposits	10,887,590	78,479	0.96	11,352,598	106,156	1.25
Borrowings	4,625,679	119,581	3.45	4,484,543	139,694	4.15
Total interest-bearing liabilities	15,513,269	198,060	1.70	15,837,141	245,850	2.07
Non-interest-bearing liabilities	442,512			417,391
Total liabilities	15,955,781			16,254,532
Stockholders' equity	1,271,574			1,264,545
Total liabilities and stockholders' equity	$17,227,355			$17,519,077

Net interest income/
net interest rate spread (3)		$260,863	2.08%		$287,895	2.26%
Net interest-earning assets/
net interest margin (4)	$685,124		2.15%	$588,248		2.34%
Ratio of interest-earning assets to
interest-bearing liabilities	1.04x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	4.14%	3.51%	3.79%	5.85%
Return on average tangible stockholders' equity (1)	4.84	4.11	4.44	6.85
Return on average assets	0.31	0.26	0.28	0.42
General and administrative expense to average assets	1.67	1.84	1.76	1.71
Efficiency ratio (2)	70.82	73.33	72.63	66.03
Net interest rate spread	2.02	2.19	2.08	2.26
Net interest margin	2.09	2.27	2.15	2.34

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
Non-GAAP return on average stockholders' equity	4.39%	3.51%	4.11%	5.85%
Non-GAAP return on average tangible stockholders' equity (1)	5.12	4.11	4.81	6.85
Non-GAAP return on average assets	0.32	0.26	0.30	0.42
Non-GAAP general and administrative expense to average assets	1.64	1.84	1.72	1.71
Non-GAAP efficiency ratio (2)	69.64	73.33	71.15	66.03

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$353,042	$430,745
Non-performing loans (4)			322,217	379,983
Loans 60-89 days delinquent			37,225	44,723
Loans 30-59 days delinquent			149,101	143,776
Net charge-offs	$9,130	$14,366	38,213	50,148

Non-performing loans/total loans			2.38%	2.85%
Non-performing loans/total assets			1.89	2.24
Non-performing assets/total assets			2.07	2.54
Allowance for loan losses/non-performing loans			46.08	46.94
Allowance for loan losses/total loans			1.09	1.34
Net charge-offs to average loans outstanding (annualized)	0.27%	0.43%	0.38	0.49

Capital Ratios (Astoria Federal)
Tangible			8.86%	8.75%
Leverage			8.86	8.75
Risk-based			15.90	16.18
Tier 1 risk-based			14.64	14.89

Other Data
Cash dividends paid per common share	$0.04	$0.13	$0.21	$0.39
Book value per share (5)			13.33	13.38
Tangible book value per share (6)			11.43	11.45
Tangible common stockholders' equity/tangible assets (1) (7)			6.59%	6.55%
Mortgage loans serviced for others (in thousands)			$1,472,253	$1,449,781
Full time equivalent employees			1,530	1,604

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)

See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three and nine months ended September 30, 2012.

(4)

Non-performing assets and non-performing loans include, but are not limited to, residential mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2012		At June 30, 2012		At September 30, 2011
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$9,944,659	3.80%	$10,237,331	3.89%	$10,237,483	4.34%
Multi-family and commercial real estate	2,955,786	4.90	2,802,664	5.14	2,341,280	6.05
Mortgage-backed and other securities (3)	2,278,796	3.33	2,371,684	3.42	2,477,052	3.65

Interest-bearing liabilities:
Savings	2,811,647	0.05	2,862,175	0.15	2,760,922	0.25
Money market	1,438,287	0.53	1,340,616	0.70	864,253	0.94
NOW and demand deposit	1,964,636	0.03	1,962,537	0.06	1,809,662	0.06
Total savings, money market and
NOW and demand deposit	6,214,570	0.15	6,165,328	0.24	5,434,837	0.30
Certificates of deposit	4,324,312	1.66	4,548,851	1.81	5,832,310	1.95
Total deposits	10,538,882	0.77	10,714,179	0.91	11,267,147	1.15
Borrowings, net	4,809,366	2.94	5,173,305	3.16	4,022,481	4.14

(1)     Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following tables (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	September 30, 2012
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$85,998	$ -	$85,998
Provision for loan losses	9,500	-	9,500

Net interest income after provision for loan losses	76,498	-	76,498
Non-interest income	16,574	-	16,574
Non-interest expense (general and administrative expense)	72,643	(1,212)	71,431

Income before income tax expense	20,429	1,212	21,641
Income tax expense	7,074	427	7,501

Net income	$13,355	$785	$14,140

Basic earnings per common share	$0.14	$0.01	$0.15

Diluted earnings per common share	$0.14	$0.01	$0.15

	For the Nine Months Ended
	September 30, 2012
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$260,863	$ -	$260,863
Provision for loan losses	29,500	-	29,500

Net interest income after provision for loan losses	231,363	-	231,363
Non-interest income	51,592	-	51,592
Non-interest expense (general and administrative expense)	226,943	(4,637)	222,306

Income before income tax expense	56,012	4,637	60,649
Income tax expense	19,837	1,635	21,472

Net income	$36,175	$3,002	$39,177

Basic earnings per common share	$0.38	$0.03	$0.41

Diluted earnings per common share	$0.38	$0.03	$0.41

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets and non-GAAP efficiency ratios substitute non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.

(1)

Adjustments include an extinguishment of debt charge of $1.2 million in the 2012 third quarter and $3.4 million of expenses associated with cost control initiatives implemented in the 2012 first quarter.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com